PIMCO CORPORATE INCOME FUND

AMENDMENT NO. 4 TO

THE AMENDED AND RESTATED AGREEMENT AND DECLARATION OF TRUST

The undersigned, being at least a majority of the Trustees of PIMCO Corporate Income Fund (the “Trust”), hereby amend the Trust’s Amended and Restated Agreement and Declaration of Trust dated November 12, 2001 (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of State of the Commonwealth of Massachusetts, as follows:

1.          The first sentence of Section 1 of Article I of the Declaration of Trust is hereby amended to read in its entirety as follows:

“Name. This Trust shall be known as “PIMCO Corporate & Income Strategy Fund” and the Trustees shall conduct the business of the Trust under that name or any other name as they may from time to time determine.”

The foregoing amendment shall be effective as of February 1, 2012 and will be filed with the Secretary of State of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 9th day of January, 2012.

/s/ James A. Jacobson James A. Jacobson	/s/ Hans W. Kertess Hans W. Kertess

/s/ John C. Maney John C. Maney	/s/ William B. Ogden, IV William B. Ogden, IV

/s/ Alan Rappaport Alan Rappaport	/s/ Bradford K. Gallagher Bradford K. Gallagher

/s/ Deborah A. Zoullas Deborah A. Zoullas